Exhibit 99.1

VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas 77027
Tel: (713) 623-0801
Fax: (713) 623-0982

VAALCO Energy, Inc. Update

HOUSTON, TEXAS - January 22, 2008 - VAALCO Energy, Inc. [NYSE: EGY] (the “Company”) today announced the results of a recent exploration well in the North Sea and an update of future planned activities.

U.K. North Sea Exploration

The 9/28b-19A exploration well, operated by Bow Valley Petroleum (UK) Limited (37.5%) on behalf of partners Marathon Oil (U.K.) Ltd. (37.5%) and VAALCO UK (North Sea) Limited (25%) was drilled to a total measured depth of 12,726 feet. The well penetrated a thick sequence of Upper Jurassic Brae Formation sandstone reservoirs, the top of which encountered 105 feet of gross oil column. Formation pressures and fluid samples were acquired during TD wireline logging program. The potential reserves associated with this discovery are smaller than anticipated and the well has been suspended pending further evaluation or possible development in conjunction with other activities in the area.

VAALCO is currently in final negotiations with a third party to participate in an exploration well in the Southern Gas Basin of the North Sea. Should an agreement be concluded VAALCO would pay 37 ½% of the well costs to earn a 25% working interest. Estimated gross reserves are 45 billion cubic feet. with an anticipated spud date in the third quarter of 2008.

Gabon West Africa

Etame Concession

VAALCO is evaluating seven exploration/development leads and/or prospects to determine its drilling program to commence in the fourth quarter of 2008. Gross unrisked recoverable reserves are estimated by the company to approximate 100 million barrels (24 mmbo net). Current daily production is approximately 22,000 bopd from the Etame concession.

The Ebouri platform is nearing completion in Ingleside, Texas and is scheduled to depart for Gabon the beginning of May 2008. VAALCO has signed a letter of intent with a drilling contractor to commence drilling the Ebouri development well in October with first oil expected in December at a rate of 5,000 - 6,000 bopd gross. The drilling rig is contracted to drill an exploration well immediately following Ebouri with the possibility of one additional well to follow.

Mutamba Concession

VAALCO is planning to drill two exploration wells commencing in the fourth quarter of 2008 and is currently in the market to contract for a land drilling rig. The target will be the Gamba sandstone, the same formation producing in the Etame Field. VAALCO owns all of the working interest and as a result of its strong cash position currently anticipates drilling 100% of each prospect. The objective sands are shallow, between 3,500 - 4,000 feet with reserves of approximately 10-15 million barrels per prospect.

Angola

VAALCO continues to process seismic to determine the location of an exploration well on Block 5. It continues to investigate the availability of a drilling rig in order to commence operations in the fourth quarter of 2008. The market, however, remains extremely tight and a rig may not become available until early 2009.

Management Comments

Robert L. Gerry, III, Chairman and CEO stated. “The North Sea well was tantalizingly close to being a success. Bow Valley found an oil column in the correct geological sequence but unfortunately it did not contain enough hydrocarbons to be a commercial success. While we will suspend the well we will leave infrastructure in place on the sea floor to allow for easy entry in the future when development is warranted.

We are in the final stages of completing negotiations with a third party to drill a gas well in the Southern Gas Basin of the North Sea. Believed to contain approximately 45 bcf. VAALCO will have a 25% working interest. Gas currently is being sold in the U.K. for approximately $10.00 per mcf so if we are right it will add significant reserves and cash flow to VAALCO.

Robert Gerry further stated that “If you are in the exploration business you will drill a few non commercial wells; however, we believe our portfolio is exceptional. Our internal calculations estimate that we currently have approximately 10 million barrels of proved net reserves and over the next 12 months we believe we could easily double that number.

Even after accounting for our investment in the North Sea well our balance sheet remains extremely strong with more than $80 million in cash. When coupled with our strong cash flow we believe VAALCO is ideally positioned to expand its portfolio. The market place is creating opportunities for companies with cash and cash flow. We believe VAALCO is well situated to be in the forefront to take advantage of those opportunities.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO's strategy is to increase reserves and production through the exploration of oil and natural gas properties with high emphasis on international opportunities. The Company's properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

This press release includes "forward-looking statements" as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, inflation, lack of availability, goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO's annual report on form 10K/A for the year ended December 31, 2006 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.